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Exhibit 10.69

PERSONAL AND CONFIDENTIAL

March 5, 2004

Mr. Dale Messick
Senior Vice President and Chief Financial Officer
c/o Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339

Dear Dale:

In view of your termination of employment and in consideration of your execution of the attached General Release of All Claims, you, Worldspan, L.P. ("Worldspan") and Travel Transaction Processing Corporation ("TTPC") agree as follows:

          1.     Termination Date.    Your last day of active status at Worldspan was February 13, 2004. This date will be referred to herein as your "Termination Date." All payroll deductions, including the Worldspan Retirement Savings Plan deduction, will cease effective as of your Termination Date. You acknowledge and agree that you will not be eligible for any payment under the 2003 or 2004 Executive Incentive Compensation Plan.

          2.     Severance.    Worldspan will provide you with the items set forth in Section 8(c) of the Employment Agreement dated as of August 29, 2003 between Worldspan, TTPC and you (the "Employment Agreement") with the exception that you agree that continuation of your Base Salary (as defined in the Employment Agreement) will commence on September 1, 2004 for a period of 18 months and continuation of your participation in the group life insurance and group medical and dental plans as described in Section 8(c) of the Employment Agreement will commence on February 16, 2004 for a period of 18 months. After expiration of the 18 month period applicable to the continuation of the group life insurance and group medical and dental plans, you may elect COBRA continuation coverage in accordance with federal law and Worldspan's policies. You acknowledge and agree that your eligibility to receive these items is subject to and contingent upon your keeping of the covenants contained in Section 9 of the Employment Agreement. In the event you breach such covenants, Worldspan shall have the right to institute legal proceedings to prevent your further breach, cease payment of said amounts to you, seek recovery of any portion of said amounts already paid, and/or seek recovery of damages.

          3.     Vesting of Stock Options.    Notwithstanding Section 3(a) or 5(c) of the Stock Option Agreement dated as of September 22, 2003 between you and TTPC (the "Stock Option Agreement"), 8,000 Series 1 Options and 8,000 Series 2 Options (each as defined in the Stock Option Agreement) will vest as of August 31, 2004; provided, however, that such Series 1 Options and Series 2 Options will not vest on such date if the Consulting Agreement dated as of February 16, 2003 between Worldspan and you (the "Consulting Agreement") is terminated by Worldspan for Cause (as defined in the Consulting Agreement). The Chairman, President and Chief Executive Officer of Worldspan ("CEO") may elect, in his sole discretion, to vest the aforementioned 8,000 Series 1 Options and 8,000 series 2 Options prior to August 31, 2004. An additional 8,000 Series 1 Options and 8,000 Series 2 Options may vest, subject to the sole discretion of the CEO, on a date selected by the CEO. Effective as of the Termination Date, all other Options (as defined in the Stock Option Agreement) held by you will terminate and be cancelled as provided in the Section 5(c) of the Stock Option Agreement. All vested Options shall be exercisable no earlier than August 31, 2004 and no later than February 28, 2005.

          4.     Vesting of Promote Stock.    Notwithstanding Section 3(b) of the Restricted Stock Subscription Agreement dated June 30, 2003 between you and TTPC (the "Restricted Stock Subscription Agreement"), the Restricted Period shall lapse with respect to 37,500 Shares (as defined in the Restricted Stock Subscription Agreement) as of August 31, 2004; provided, however, that the Restricted Period shall not lapse with respect to such Shares if the Consulting Agreement is terminated by Worldspan for Cause. The CEO may elect, in his sole discretion to lapse the Restricted Period with respect to the aforementioned 37,500 Shares prior to August 31, 2004. The Restricted Period may lapse with respect to an additional 37,500 Shares subject to the sole discretion of the CEO, on a date selected by the CEO. TTPC, Citigroup Venture Capital Equity Partners, L.P. ("CVC") and Ontario Teachers' Pension Plan Board ("OTPP") hereby waive their respective rights to repurchase such Shares with respect to which the Restricted Period has lapsed pursuant to Section 4 of the Restricted Stock Subscription Agreement. TTPC, and then CVC and OTPP, shall retain the right to repurchase the remaining Shares held by you in their sole discretion in accordance with Sections 4(c) and 4(d) of the Restricted Stock Subscription Agreement.

          5.     Governing Law.    This Agreement has been entered into in, and shall be governed by and construed under the laws of, the State of Georgia. Worldspan, TTPC and you consent to the exclusive jurisdiction of any local, state or federal court located within the State of Georgia, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

          6.     Effect of Death.    If you die while any amount is still payable to you hereunder, all such amounts unless otherwise provided herein or in applicable plan documents, shall be paid in accordance with the terms of this Agreement to your estate.

          7.     Entire Agreement.    This Agreement constitutes the entire agreement between you, Worldspan and TTPC and supersedes any oral communications, agreements and understandings between you, Worldspan and TTPC.

        If this Agreement accurately reflects our understanding, please sign the enclosed copy in the space provided and return the same to me.

Sincerely,

Worldspan, L.P.		Travel Transaction Processing Corporation
By:	/s/ MARGARET K. CASSIDY Margaret K. Cassidy	By:	/s/ MARGARET K. CASSIDY Margaret K. Cassidy
Title:	Vice President and Associate General Counsel	Title:	Secretary

Read, Acknowledged and Agreed to this 5th day of March, 2004.

/s/ DALE MESSICK Dale Messick

Acknowledged and Agreed Solely for Purposes of Section 4:

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.
By:	Name: Title:
ONTARIO TEACHERS' PENSION PLAN BOARD
By:	Name: Title:

        IN WITNESS WHEREOF, Holding and the Former Employee have duly executed this Stock Repurchase Agreement as of the date set forth above.

TRAVEL TRANSACTION PROCESSING CORPORATION

By:	/s/ MARGARET K. CASSIDY
	Name:	Margaret K. Cassidy
	Title:	Secretary

FORMER EMPLOYEE

By:	/s/ DALE MESSICK Dale Messick

[Signature Page to Stock Repurchase Agreement]

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  Exhibit 10.69